Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Pono Capital Four, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one right ("Share Right") to receive one fifth (1/5) of one Class A ordinary share upon the consummation of an initial business combination	(1)	457(a)	17,250,000	$10.00	$172,500,000.00	0.0001381	$23,822.25
Fees to be Paid	Equity	Class A ordinary shares included as part of the units	(2)	Other	17,250,000	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	Share Rights included as part of the units	(3)	Other	17,250,000	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	Class A ordinary shares underlying Share Rights included as part of the units	(4)	Other	3,450,000	$10.00	$34,500,000.00	0.0001381	$4,764.45

Total Offering Amounts:							$207,000,000.00		28,586.70
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$28,586.70

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Each unit consists of one Class A ordinary share, $0.0001 par value, and one right (“Share Right”) to receive one fifth (1/5) of one Class A ordinary share upon the consummation of an initial business combination. Includes 2,250,000 units, consisting of 2,250,000 Class A ordinary shares and 2,250,000 Share Rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.by the registrant, and the shares set forth in this table shall be adjusted to include such shares, as applicable.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. No fee pursuant to 457(g).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. No fee pursuant to 457(g).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a). Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.